     As filed with the Securities and Exchange Commission on August 3, 1999
                       Registration No. 333-______________
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               -------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                               -------------------

                              LIBERATE TECHNOLOGIES
             (Exact name of registrant as specified in its charter)

          DELAWARE                          7372                 94-3245315
 (State or other jurisdiction   (Primary Standard Industrial   (IRS Employer
of incorporation or organization) Classification Code Number)Identification No.)

                               1000 BRIDGE PARKWAY
                        REDWOOD SHORES, CALIFORNIA 94065
                                 (650) 631-4600
               (Address of principal executive offices) (Zip Code)
                               -------------------

                NAVIO COMMUNICATIONS, INC. 1996 STOCK OPTION PLAN
                  NETWORK COMPUTER, INC. 1996 STOCK OPTION PLAN
                LIBERATE TECHNOLOGIES 1999 EQUITY INCENTIVE PLAN
             LIBERATE TECHNOLOGIES 1999 EMPLOYEE STOCK PURCHASE PLAN
        LIBERATE TECHNOLOGIES INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN
    NETWORK COMPUTER, INC. STOCK OPTION AGREEMENT WITH MITCHELL E. KERTZMAN
           NETWORK COMPUTER, INC. STOCK OPTION AGREEMENT WITH DAVID ROUX
        NAVIO COMMUNICATIONS, INC. NONQUALIFIED OPTION PLAN ("VENDOR PLAN")
            SHARES ACQUIRED UNDER NETWORK COMPUTER, INC. STOCK OPTION
                            AGREEMENT WITH DAVID ROUX
                            (Full title of the Plans)
                               -------------------

                              MITCHELL E. KERTZMAN
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              LIBERATE TECHNOLOGIES
                               1000 BRIDGE PARKWAY
                        REDWOOD SHORES, CALIFORNIA 94065
                     (Name and address of agent for service)
                                 (650) 631-4600
          (Telephone number, including area code, of agent for service)
                               -------------------

                         CALCULATION OF REGISTRATION FEE
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

            Title of                                           Proposed Maximum      Proposed Maximum
           Securities                          Amount              Offering              Aggregate            Amount of
              to be                             to be                Price               Offering           Registration
           Registered                        Registered (1)        per Share               Price                 Fee
           ----------                        --------------    ----------------      ----------------       ------------
NAVIO COMMUNICATIONS, INC.
1996 STOCK OPTION PLAN
     Options                                    906,056               N/A                   N/A                  N/A
     Common Stock (par value $0.01)             906,056             $16 (2)           $14,496,896 (2)          $4,031

NETWORK COMPUTER, INC. 1996
STOCK OPTION PLAN
     Options                                   3,848,432              N/A                   N/A                  N/A
     Common Stock (par value $0.01)            3,848,432            $16 (2)           $61,574,912 (2)          $17,118

LIBERATE TECHNOLOGIES
1999 EQUITY INCENTIVE PLAN
     Options                                   1,525,749              N/A                   N/A                  N/A
     Common Stock (par value $0.01)            1,525,749            $16 (2)           $24,411,984 (2)          $6,787

LIBERATE TECHNOLOGIES 1999
EMPLOYEE STOCK PURCHASE PLAN(3)
     Rights to Purchase                         833,333               N/A                   N/A                  N/A
     Common Stock (par value $0.01)             833,333             $16 (2)           $13,333,328 (2)          $3,707

LIBERATE TECHNOLOGIES INTERNATIONAL
EMPLOYEE STOCK PURCHASE PLAN(3)
     Rights to Purchase                         833,333               N/A                   N/A                  N/A
     Common Stock (par value $0.01)             833,333               N/A                   N/A                  N/A

NETWORK COMPUTER, INC. STOCK OPTION
AGREEMENT WITH MITCHELL E. KERTZMAN
     Options                                   1,666,666              N/A                   N/A                  N/A
     Common Stock (par value $0.01)            1,666,666            $16 (2)           $26,666,656 (2)          $7,414

NETWORK COMPUTER, INC. STOCK OPTION
AGREEMENT WITH DAVID ROUX
     Options                                    538,195               N/A                   N/A                  N/A
     Common Stock (par value $0.01)             538,195             $16 (2)           $ 8,611,120 (2)          $2,394

NAVIO COMMUNICATIONS, INC.
NONQUALIFIED OPTION PLAN
(THE "VENDOR PLAN")
     Options                                    27,149                N/A                   N/A                  N/A
     Common Stock (par value $0.01)             27,149              $16 (2)           $   434,384 (2)          $  121

SHARES ACQUIRED UNDER NETWORK
COMPUTER, INC. STOCK OPTION
AGREEMENT WITH DAVID ROUX
     Common Stock (par value $0.01)             295,138             $16 (2)           $ 4,722,208 (2)          $1,313

(1) This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Navio Communications, Inc. Nonqualified Option Plan ("Vendor Plan"), the Navio Communications, Inc. 1996 Stock Option Plan, the Network Computer, Inc. 1996 Stock Option Plan, the Liberate Technologies 1999 Equity Incentive Plan, the Liberate Technologies 1999 Employee Stock Purchase Plan, the Liberate Technologies International Employee Stock Purchase Plan, the Network Computer, Inc. Stock Option Agreement with Mitchell E. Kertzman and Network Computer, Inc. Stock Option Agreement with David Roux (including the shares already acquired under this stock option agreement) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock of Liberate Technologies.

(2) Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the fair market value per share of Common Stock of Liberate Technologies on July 27, 1999.

(3)      Combined share pool.

                                EXPLANATORY NOTE

         Liberate Technologies ("Liberate" or the "Company") has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the "1933 Act"), to register shares of its Common Stock, $0.01 par value per share. Under cover of this Form S-8 is a Reoffer Prospectus that Liberate prepared in accordance with
Part I of Form S-3 under the Securities Act of 1933, as amended. The Reoffer Prospectus may be utilized for reofferings and resales of up to 295,138 shares of Common Stock acquired by David J. Roux under the Network Computer, Inc. Stock Option Agreement with David Roux.

                              LIBERATE TECHNOLOGIES

         FORM S-8 CROSS REFERENCE SHEET SHOWING LOCATION OF INFORMATION
                         REQUIRED BY PART I OF FORM S-3

Form S-3 Item Number                                   Location/Heading in Prospectus
- --------------------                                   ------------------------------
1.  Forepart of Registration Statement and Outside     Cover page
    Front Cover page of Prospectus

2.  Inside Front and Outside Back Cover Page of        Available Information;
    Prospectus                                         Incorporation of Certain
                                                       Information by Reference

3.  Summary Information, Risk Factors and Ratio of     Risk Factors
    Earnings to Fixed Charges

4.  Use of Proceeds                                    Not applicable

5.  Determination of Offering Price                    Not applicable

6.  Dilution                                           Not applicable

7.  Selling Security Holder                            Selling Security Holder

8.  Plan of Distribution                               Plan of Distribution

9.  Description of Securities to be Registered         Not Applicable

10. Interests of Named Experts and Counsel             Not Applicable

11. Material Changes                                   Not Applicable

12. Incorporation of Certain Information               Documents Incorporated
                                                       by Reference

13. Disclosure of Commission Position on               Indemnification
    Indemnification for Securities Act Liabilities

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

         Liberate Technologies ("Liberate" or the "Company") hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the "SEC"):

     (a) The Company's prospectus filed with the SEC pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the "1933 Act"), in connection with the Registration Statement No. 333-78781 on Form S-1 filed with the SEC on May 19, 1999, together with any and all amendments thereto, in which there is set forth audited financial statements for the Company's fiscal years ended May 31, 1998 and 1999; and

     (b) The Company's Registration Statement No. 000-26565 on Form 8-A filed with the SEC on July 1, 1999, together with all amendments thereto, pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "1934 Act") in which there is described the terms, rights and provisions applicable to the Company's outstanding Common Stock.

         All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.  DESCRIPTION OF SECURITIES

         Not Applicable.

Item 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         Not Applicable.

Item 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the 1933 Act. Article VI,
Section 6.1, of the Company's Bylaws provides for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. The Company's Fifth Amended and Restated Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty as directors to the Company and its stockholders. This provision in the Fifth Amended and Restated Certificate of Incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The Company has entered into Indemnification Agreements with its officers and directors. The Indemnification Agreements provide the Company's officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law. The Company maintains liability insurance for its directors and officers.

Item 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Not Applicable.

Item 8.  EXHIBITS

Exhibit Number        Exhibit
- --------------        -------
      4               Instrument Defining Rights of Stockholders. Reference is
                      made to Company's Registration Statement No. 000-26565 on
                      Form 8-A, together with all amendments thereto, which is
                      incorporated herein by reference pursuant to Item 3(b) of
                      this Registration Statement.

      5               Opinion and consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP.

    23.1              Consent of Arthur Andersen LLP, Independent Public Accountants.

    23.2              Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP is contained in Exhibit 5.

     24               Power of Attorney. Reference is made to page II-3 of this Registration Statement.

    99.1              Network Computer, Inc. Stock Option Agreement with David Roux.

Item 9.  UNDERTAKINGS

         A. The undersigned Company hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the 1933 Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; PROVIDED, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Company pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in this Registration Statement; (2) that for the purpose of determining any liability under the 1933 Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Company's Navio Communications, Inc. Nonqualified Option Plan ("Vendor Plan"), the Navio Communications, Inc. 1996 Stock Option Plan, the Network Computer, Inc. 1996 Stock Option Plan, the Liberate Technologies 1999 Equity Incentive Plan, the Liberate Technologies 1999 Employee Stock Purchase Plan, the Liberate Technologies International Employee Stock Purchase Plan, the Network Computer, Inc. Stock Option Agreement with Mitchell E. Kertzman and the Network Computer, Inc. Stock Option Agreement with David Roux.

         B. The undersigned Company hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or controlling persons of the Company pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Company has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the 1933 Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redwood Shores, State of California on this 30th day of July, 1999.

                                              LIBERATE TECHNOLOGIES


                                              By: /s/ Mitchell E. Kertzman
                                                  --------------------------
                                                  Mitchell E. Kertzman
                                                  President, Chief Executive
                                                  Officer and Director


                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

         That the undersigned officers and directors of Liberate Technologies, a Delaware corporation, do hereby constitute and appoint Mitchell E. Kertzman and Nancy J. Hilker, and either of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and either one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or either one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

         IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                                                  Title                              Date
- ---------                                                  -----                              ----
/s/ Mitchell E. Kertzman                  President, Chief Executive Officer and Director     July 24, 1999
- ------------------------------------      (Principal Executive Officer)
          Mitchell E. Kertzman

/s/ Nancy J. Hilker                       Vice President and Chief Financial Officer          July 24, 1999
- ------------------------------------      (Principal Financial and Accounting Officer)
             Nancy J. Hilker

/s/ David J. Roux                                 Chairman of the Board of Directors          July 30, 1999
- ------------------------------------
              David J. Roux

/s/ James L. Barksdale                                         Director                       July 24, 1999
- ------------------------------------
           James L. Barksdale

/s/ Charles Corfield                                           Director                       July 22, 1999
- ------------------------------------
            Charles Corfield

/s/ Lawrence J. Ellison                                        Director                       July 22, 1999
- ------------------------------------
           Lawrence J. Ellison

/s/ Jeffrey O. Henley                                          Director                       July 22, 1999
- ------------------------------------
            Jeffrey O. Henley

REOFFER PROSPECTUS

                             SHARES OF COMMON STOCK
                              LIBERATE TECHNOLOGIES


         This Reoffer Prospectus relates to 295,138 shares of the common stock, par value $0.01 (the "Common Stock"), of Liberate Technologies ("Liberate" or the "Company"), which may be offered from time to time by David J. Roux (the "Registered Stockholder"). It is anticipated that the Registered Stockholder will offer shares for sale at prevailing prices on the Nasdaq National Market System on the date of sale. The Company will receive no part of the proceeds of sale made hereunder. All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses incurred by the Registered Stockholder will be borne by such Registered Stockholder.

         The Common Stock is traded on the Nasdaq National Market System.

         The Registered Stockholder and any broker executing selling orders on behalf of the Registered Stockholder may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "1933 Act"), in which event commissions received by such broker may be deemed to be underwriting commissions under the 1933 Act.

          THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE
           CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR
                               ENTIRE INVESTMENT.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 4.
    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE
           ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

         No person is authorized to give any information or to make any representations, other than those contained in this Prospectus, in connection with the offering described herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Registered Stockholder. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities by any person in any jurisdiction in which it is unlawful for such person to make such offer, solicitation or sale. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that the information contained herein is correct as of any time subsequent to the date hereof.

                  The date of this Prospectus is August 3, 1999.

                             AVAILABLE INFORMATION

         The Company will be subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act") upon the first date on which its Common Stock is registered under
Section 12(g) of the 1934 Act and in accordance therewith will file reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information can be inspected and copied at the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices at 219 South Dearborn Street, Chicago, IL 60604; 26 Federal Plaza, New York, NY 10007; and 5757 Wilshire Boulevard, Los Angeles, CA 90036, at prescribed rates. The Common Stock is quoted on the Nasdaq National Market System. Reports, proxy statements, informational statements and other information concerning the Company can be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

         The Company intends to furnish its stockholders with annual reports containing additional financial statements and a report thereon by independent certified public accountants.

         A copy of any document incorporated by reference in the Registration Statement (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the Registration Statement incorporates) of which this Reoffer Prospectus forms a part but which is not delivered with this Reoffer Prospectus will be provided by the Company without charge to any person (including any beneficial owner) to whom this Reoffer Prospectus has been delivered upon the oral or written request of such person. Such request should be directed to Gordon Yamate, Liberate Technologies, 1000 Bridge Parkway, Redwood Shores, California 94065. The Company's telephone number at that location is (650) 631-4600.

                               TABLE OF CONTENTS

                                                                                              PAGE
         THE COMPANY....................................................................       3

         RISK FACTORS...................................................................       4

         REGISTERED STOCKHOLDER.........................................................       14

         PLAN OF DISTRIBUTION...........................................................       14

         DOCUMENTS INCORPORATED BY REFERENCE............................................       15

         INDEMNIFICATION................................................................       15

                                   THE COMPANY

         We are a leading provider of a comprehensive software platform for delivering Internet-enhanced content and applications to information appliances, such as television set-top boxes, game consoles, smart phones and personal digital assistants. Our software allows network operators, such as telecommunications companies, cable and satellite television operators and Internet service providers, or ISPs, and information appliance manufacturers to provide consumers access to Internet-based applications and services from anywhere at anytime.

         Network operators are investing billions of dollars to deliver high speed Internet access to their customers so that they can deliver new and enhanced voice, video and data services. As a result, the number of U.S. households with access to high speed networks is expected to grow significantly. At the same time, network operators seek to deliver these services to an increasing number of electronic devices being adopted by consumers. These "information appliances," a new category of low-cost devices used for everyday activities that are designed to be connected to the Internet, are becoming increasingly popular with consumers. In particular, network operators have identified the television as the most attractive device for the delivery of these new services because it has powerful sound and display capabilities and is so broadly owned.

         We provide network operators and information appliance manufacturers with a software platform that manages the delivery of Internet content and applications to a large number of consumers employing many different information appliances. Our platform includes server and client software and adheres to Internet standards. Our server software is designed to allow network operators to offer these services to millions of subscribers. Using our client software, information appliance manufacturers can enhance their products, even those with limited memory and computing resources, by adding Internet capability. Our open platform also creates a uniform environment for developers to enhance existing content and create new Internet applications and services.

         As of May 31, 1999, we have licensed our server and client software to over 30 network operators and information appliance manufacturers. Our network operator customers include America Online, Cable & Wireless, NTL and U S WEST. Our information appliance manufacturer customers include Acer, Fujitsu, General Instrument, Hughes Network Systems, NEC and Philips. In addition, we have developed strategic alliances with leading technology vendors such as Cisco Systems, Inktomi, Lucent Technologies, Netscape, Oracle and Sun Microsystems. We have also recently solidified relationships with several large network operators, such as Comcast, Cox Communications, MediaOne, Rogers Communications and Shaw Communications, through a sale of equity completed in May 1999.

         We began operations as a division of Oracle in 1995 and were incorporated in April 1996. In August 1997, we acquired Navio Communications. We began shipping our initial products in the last quarter of fiscal 1997. Accordingly, we have a limited operating history that makes evaluation of our business and prospects difficult. As of May 31, 1999, we had an accumulated deficit of $149.7 million. In addition, since our inception, we have not had a profitable quarter and we may never achieve or sustain profitability. In order for us to be successful, network operators need to deploy and promote services that incorporate our technology. To date, only a limited number of network operators have begun to deploy services incorporating our technology and we have no ability to control if and when additional network operators will deploy services incorporating our technology.

         Our principal executive offices are located at 1000 Bridge Parkway, Redwood Shores, California 94065 and our telephone number is (650) 631-4600. Our World Wide Web address is www.liberate.com. Information on our web site does not constitute part of this prospectus.

                                  RISK FACTORS

WE HAVE A LIMITED OPERATING HISTORY THAT MAKES AN EVALUATION OF OUR BUSINESS DIFFICULT

         We were incorporated in April 1996 and began shipping our initial products to customers in the last quarter of fiscal 1997. Our limited operating history makes evaluation of our business and prospects difficult. Companies in an early stage of development frequently encounter heightened risks and unexpected expenses and difficulties. For us, these risks include the:

     - Limited number of network operators that have deployed products and services incorporating our technology;

     - Limited number of information appliance manufacturers that have incorporated our technology into their products;

     - Delays in deployment of high speed networks and Internet-enhanced services and applications by our network operator customers; and

     - Our unproven long-term business model, which depends on generating the majority of our revenues from royalty fees paid by network operators and information appliance manufacturers.

These risks, expenses and difficulties apply particularly to us because our market, the information appliance software market, is new and rapidly evolving.

WE HAVE A HISTORY OF LOSSES AND EXPECT TO INCUR LOSSES IN THE FUTURE

         We incurred net losses of approximately $3.3 million in fiscal 1996, $19.0 million in fiscal 1997, $94.4 million in fiscal 1998 and $33.1 million in fiscal 1999. Our net losses of $94.4 million in fiscal 1998 included a $58.1 million charge related to acquired in-process research and development. As of May 31, 1999, we had an accumulated deficit of approximately $149.7 million. Since our inception, we have not had a profitable quarter and may never achieve or sustain profitability. Although our revenues increased from fiscal 1997 to fiscal 1998 and from fiscal 1998 to fiscal 1999, we may not be able to sustain our historical revenue growth rates. We also expect to continue to incur increasing research and development, sales and marketing and general and administrative expenses. If we are to achieve profitability given our planned expenditure levels, we will need to generate and sustain substantially increased license and royalty revenues; however, we are unlikely to be able to do so for the foreseeable future. As a result, we expect to incur significant and increasing losses and negative cash flows for the foreseeable future. In addition, approximately 65% of our revenues through May 31, 1999 have been derived from services provided by us and not from license and royalty fees paid by network operators and information appliance manufacturers in conjunction with the deployment of products and services incorporating our software products. If we are unable to derive a greater proportion of our revenues from these license and royalty fees, our losses will likely continue indefinitely.

OUR QUARTERLY REVENUES AND OPERATING RESULTS ARE VOLATILE AND MAY CAUSE OUR STOCK PRICE TO FLUCTUATE

         Our quarterly operating results have varied in the past and are likely to vary significantly from quarter to quarter. As a result, we believe that period-to-period comparisons of our operating results are not a good indication of our future performance. Moreover, we expect to derive substantially all of our revenues for the near-term from license fees and related consulting and support services. Over the longer term, to the extent deployments increase, we expect to derive an increasing portion of our revenues from royalties paid by network operators and information appliance manufacturers. If deployments do not increase or this transition otherwise does not occur, we are unlikely to be able to generate or sustain substantially increased revenue and our operating results will be seriously harmed.

         In the short-term, we expect our quarterly revenues to be significantly dependent on the sale of a small number of relatively large orders for our products and services, which generally have a long sales cycle. As a result, our quarterly operating results may fluctuate significantly if we are unable to complete one or more substantial sales in any given quarter. In many cases, we recognize revenues from services on a percentage of completion basis. Our ability to recognize these revenues may be delayed if we are unable to meet service milestones on a timely basis. Moreover, because our expenses are relatively fixed in the near term, any shortfall from anticipated revenues could result in losses for the quarter.

         Although we have limited historical financial data, we have experienced and expect to continue to experience seasonality in revenues. Revenues in our quarter ending August 31 are typically lower relative to our other quarters. These seasonal trends may continue to affect our quarter-to-quarter revenues.

THE MARKET FOR INFORMATION APPLIANCES IS NEW AND MAY NOT DEVELOP AS WE
ANTICIPATE

         Because the information appliance market is newly emerging, the potential size of this new market opportunity and the timing of its development are uncertain. As a result, our profit potential is unproven. We are dependent upon the commercialization and broad acceptance by consumers and businesses of a wide variety of information appliances including, among others, television set-top boxes, game consoles, smart phones and personal digital assistants. Initial commercialization efforts in this industry have been primarily focused on television set-top boxes. Broad acceptance of all information appliances, particularly television set-top boxes, will depend on many factors. These factors include:

     - The willingness of large numbers of consumers to use devices other than personal computers to access the Internet;

     - The development of content and applications for information appliances; and

     - The emergence of industry standards that facilitate the distribution of content over the Internet to these devices.

If the market for information appliances does not develop or develops more slowly than we anticipate, our revenues will not grow as fast as anticipated, if at all.

OUR SUCCESS DEPENDS ON NETWORK OPERATORS INTRODUCING, MARKETING AND PROMOTING PRODUCTS AND SERVICES FOR INFORMATION APPLIANCES BASED ON OUR TECHNOLOGY

         Our success depends on large network operators introducing, marketing and promoting products and services based on our technology. There are, however, only a limited number of large network operators worldwide. Moreover, only a limited number of network operators have introduced or are in the process of deploying products and services incorporating our technology and services for information appliances. In addition, none of our network operator customers is contractually obligated to introduce, market or promote products and services incorporating our technology, nor are any of our network operator customers contractually required to achieve any specific introduction schedule. Accordingly, even if a network operator initiates a customer trial of products incorporating our technology, that operator is under no obligation to continue its relationship with us or to launch a full-scale deployment of these products. Further, our agreements with network operators are not exclusive, so network operators with whom we have agreements may enter into similar license agreements with one or more of our competitors.

         Moreover, because the large-scale deployment of products and services incorporating our technology by network operators is complex, time-consuming and expensive, each deployment of these products and services requires our expertise to tailor our technology to the customer's particular product offering. This customization process requires a lengthy and significant commitment of resources by our customers and us. This commitment of resources may slow deployment which could, in turn, delay market acceptance of these products and services. Unless network operators introduce, market and promote products and services incorporating our technology in a successful and timely manner, our software platform will not achieve widespread acceptance, information appliance manufacturers will not use our software in their products and our revenues will not grow as fast as anticipated, if at all.

IF INFORMATION APPLIANCE MANUFACTURERS DO NOT MANUFACTURE PRODUCTS THAT INCORPORATE OUR TECHNOLOGY, OR IF THESE PRODUCTS DO NOT ACHIEVE ACCEPTANCE, WE MAY NOT BE ABLE TO SUSTAIN OR GROW OUR BUSINESS

         We do not manufacture hardware components that incorporate our technology. Rather, we license software technology to information appliance manufacturers. Accordingly, our success will depend, in part, upon our ability to convince a number of information appliance manufacturers to manufacture products incorporating our technology and the successful introduction and commercial acceptance of these products. Our efforts in this regard are significantly dependent on network operators deploying services using our server software.

         While we have entered into a number of agreements with information appliance manufacturers, none of these manufacturers is contractually obligated to introduce or market information appliances incorporating our technology, nor is any of them contractually required to achieve any specific production schedule. Moreover, our agreements with information appliance manufacturers are not exclusive, so information appliance manufacturers with whom we have agreements may enter into similar license agreements with one or more of our competitors. Our failure to convince information appliance manufacturers to incorporate our software platform into their products, or the failure of these products to achieve broad acceptance with consumers and businesses, will result in revenues that do not grow as fast as expected, if at all.

COMPETITION FROM BIGGER, BETTER CAPITALIZED COMPETITORS COULD RESULT IN PRICE REDUCTIONS, REDUCED GROSS MARGINS AND LOSS OF MARKET SHARE

         Competition in the information appliance software market is intense. Our principal competitors on the client software side include Microsoft, OpenTV and Spyglass. On the server side, our primary competitor is Microsoft. We expect additional competition from other established and emerging companies. We expect competition to persist and intensify as the information appliance market develops and competitors focus on additional product and service offerings. Increased competition could result in price reductions, fewer customer orders, reduced gross margins, longer sales cycles, reduced revenues and loss of market share.

         Many of our existing and potential competitors, particularly Microsoft, have longer operating histories, a larger customer base, greater name recognition and significantly greater financial, technical, sales and marketing and other resources than we do. This may place us at a disadvantage in responding to our competitors' pricing strategies, technological advances, advertising campaigns, strategic partnerships and other initiatives. In addition, many of our competitors have well-established relationships with our current and potential customers. Moreover, some of our competitors, particularly Microsoft, have significant financial resources which have enabled them in the past and may enable them in the future to make large strategic investments in our current and potential customers. Such investments may enable competitors to strengthen existing relationships or quickly establish new relationships with our current or potential customers. For example, as a result of a recent investment in AT&T, Microsoft obtained a non-exclusive licensing agreement under which AT&T will purchase at least 7.5 million licenses of Microsoft software for television set-top boxes. Investments such as this may discourage our potential or current customers who receive the investment from deploying our information appliance software, regardless of their views of the relative merits of our products and services.

ORACLE'S OWNERSHIP OF OUR STOCK AND OTHER RELATIONSHIPS WITH US COULD LIMIT THE ABILITY OF OTHER STOCKHOLDERS TO INFLUENCE THE OUTCOME OF DIRECTOR ELECTIONS AND OTHER TRANSACTIONS SUBMITTED FOR A VOTE OF OUR STOCKHOLDERS

         Based on 34,016,811 shares outstanding on May 31, 1999, Oracle will beneficially own approximately 48% of our outstanding capital stock following our initial public offering and the private placement. In addition, in May 1999, we entered into a voting agreement with Oracle, Comcast, Cox Communications and MediaOne. Under this agreement, among other things, Comcast, Cox and MediaOne have agreed to vote the shares of our common stock held by them in order to elect a representative designated by Oracle to our board of directors. Currently, two of our six directors are directors and officers of Oracle. As a result, Oracle, acting both through our board of directors and through its ownership of our capital stock, will exert significant influence over us. This concentration of ownership could also have the effect of delaying or preventing a third party from acquiring control over us at a premium over the then-current market price of our common stock.

         In addition, Oracle has significant influence in our day-to-day business because, among other things, it provides us with a distribution channel for our products in Asia/Pacific, Europe and the United States and assists us in providing our customers with support. We have also entered into several commercial, technological and financial arrangements with Oracle on which our business depends. If Oracle terminates these arrangements, if Oracle does not fulfill its obligations under these arrangements, if Oracle ever acts in a way that is adverse to our interests, or if we are no longer eligible to receive the benefits of these arrangements, we may need to find alternative distribution channel partners, seek alternative technologies for our products and services and find alternative financial resources.

WE HAVE RELIED AND EXPECT TO CONTINUE TO RELY ON A LIMITED NUMBER OF CUSTOMERS FOR A SIGNIFICANT PORTION OF OUR REVENUES

         We currently derive, and we expect to continue to derive, a significant portion of our revenues from a limited number of customers. For fiscal 1998, our five largest customers accounted for approximately 48% of our total revenues, with Wind River Systems accounting for 16% and Thomson Multimedia accounting for 10% of our total revenues. For fiscal 1999, our five largest customers accounted for approximately 54% of our total revenues, with Wind River Systems accounting for 23% of our total revenues and Cable & Wireless accounting for 10% of our total revenues. We expect that we will continue to be dependent upon a limited number of customers for a significant portion of our revenues in future periods, although the customers may vary from period to period. As a result, if we fail to successfully sell our products and services to one or more customers in any particular period, or a large customer purchases less of our products or services, defers or cancels orders, or terminates its relationship with us, our revenues could decline significantly.

OUR LENGTHY SALES CYCLE MAY CAUSE FLUCTUATIONS IN OUR OPERATING RESULTS, WHICH COULD CAUSE OUR STOCK PRICE TO DECLINE

         We believe that the purchase of our products and services involves a significant commitment of capital and other resources by a customer. In many cases, the decision for our customers to use our products and services requires them to change their established business practices and conduct their business in new ways. As a result, we may need to educate our potential customers on the use and benefits of our products and services. In addition, our customers generally must consider a wide range of other issues before committing to purchase and incorporate our technology into their offerings. As a result of these and other factors, including the approval at a number of levels of management within a customer's organization, our sales cycle averages from six to 12 months and may sometimes be significantly longer. Because of the length of our sales cycle, we have a limited ability to forecast the timing and amount of specific sales.

         In addition, we base our quarterly revenue projections, in part, upon our expectation that specific sales will occur in a particular quarter. In the past, our sales have occurred in quarters other than those anticipated by us. If our expectations, and thus our revenue projections, are not accurate for a particular quarter, our actual operating results for that quarter could fall below the expectations of financial analysts and investors.

DEMAND FOR OUR PRODUCTS AND SERVICES WILL DECLINE SIGNIFICANTLY IF OUR SOFTWARE CANNOT SUPPORT AND MANAGE A SUBSTANTIAL NUMBER OF USERS

         Despite frequent testing of our software's scalability in a laboratory environment, the ability of our software platform to support and manage a substantial number of users in an actual deployment is uncertain. If our software platform does not efficiently scale to support and manage a substantial number of users while maintaining a high level of performance, demand for our products and services and our ability to sell additional products to our existing customers will be significantly reduced.

INTERNATIONAL REVENUES ACCOUNT FOR A SIGNIFICANT PORTION OF OUR REVENUES; ACCORDINGLY, IF WE ARE UNABLE TO EXPAND OUR INTERNATIONAL OPERATIONS IN A TIMELY MANNER, OUR GROWTH IN INTERNATIONAL REVENUES WILL BE LIMITED

         International revenues accounted for approximately 77% of our total revenues in fiscal 1997, 50% of our total revenues in fiscal 1998 and 51% of our total revenues in fiscal 1999. We anticipate that a significant portion of our revenues for the foreseeable future will be derived from sources outside the United States, especially as we increase our sales and marketing activities with respect to international licensing of our technology. Accordingly, our success will depend, in part, upon international economic conditions and upon our ability to manage international sales and marketing operations. To date, we have relied primarily on Oracle for the international distribution of our products and services in Asia/ Pacific. To successfully expand international sales, we must establish additional foreign operations, hire additional personnel, and increase our foreign direct and indirect sales forces. This expansion will require significant management attention and resources, which could divert attention from other aspects of our business. To the extent we are unable to expand our international operations in a timely manner, our growth in international sales, if any, will be limited.

         Moreover, substantially all of our revenues and costs to date have been denominated in U.S. dollars. However, expanded international operations may result in increased foreign currency payables. Although we may from time to time undertake foreign exchange hedging transactions to cover a portion of our foreign currency transaction exposure, we do not currently attempt to cover potential foreign currency exposure. Accordingly, any fluctuation in the value of foreign currency could seriously harm our ability to increase international revenues.

WE MAY HAVE TO CEASE OR DELAY PRODUCT SHIPMENTS IF WE ARE UNABLE TO OBTAIN KEY TECHNOLOGY FROM THIRD PARTIES

         We rely on technology licensed from third parties, including applications that are integrated with internally developed software and used in our products. Most notably, we license the VxWorks real time operating system from Wind River Systems, font technology from BitStream and multimedia architecture from RealNetworks. These third-party technology licenses may not continue to be available to us on commercially reasonable terms, or at all, and we may not be able to obtain licenses for other existing or future technologies that we desire to integrate into our products. If we cannot maintain existing third-party technology licenses or enter into licenses for other existing or future technologies needed for our products we would be required to cease or delay product shipments while we seek to develop alternative technologies.

WE DO NOT CURRENTLY HAVE LIABILITY INSURANCE TO PROTECT AGAINST THIRD-PARTY INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS THAT COULD BE EXPENSIVE TO DEFEND

         We expect that, like other software product developers, we will increasingly be subject to infringement claims as the number of products and competitors developing information appliance software grows and the functionality of products in different industry segments overlaps. From time to time, we hire or retain employees or consultants who have worked for independent software vendors or other companies developing products similar to those offered by us. These prior employers may claim that our products are based on their products and that we have misappropriated their intellectual property. We cannot guarantee that:

     -    An infringement claim will not be asserted against us in the future;

     -    The assertion of such a claim will not result in litigation;

     -    We would prevail in such litigation; or

     - We would be able to obtain a license for the use of any infringed intellectual property from a third party on commercially reasonable terms, or at all.

         We currently do not have liability insurance to protect against the risk that licensed third-party technology infringes the intellectual property of others. Any claims relating to our intellectual property, regardless of their merit, could seriously harm our ability to develop and market our products and manage our day-to-day operations because they could:

     -    Be time consuming and costly to defend;

     -    Divert management's attention and resources;

     -    Cause product shipment delays;

     -    Require us to redesign our products; or

     -    Require us to enter into royalty or licensing agreements.

WE COULD SUFFER LOSSES AND NEGATIVE PUBLICITY IF OUR TECHNOLOGY CAUSES A FAILURE OF OUR NETWORK OPERATOR CUSTOMERS' SYSTEMS

         Our technology is integrated into the products and services of our network operator customers. Accordingly, a defect, error or performance problem with our technology could cause our customers' telecommunication, cable and satellite television or Internet service systems to fail for a period of time. Any such failure will cause severe customer service and public relations problems for our customers. As a result, any failure of our network operator customers' systems caused by our technology could result m:

     -    Delayed or lost revenue due to adverse customer reaction;

     -    Negative publicity regarding us and our products and services; and

     - Claims for substantial damages against us, regardless of our responsibility for such failure.

         Any claim could be expensive and require the expenditure of a significant amount of resources regardless of whether we prevail. We currently do not have liability insurance to protect against this risk.

OUR SUCCESS DEPENDS ON OUR ABILITY TO KEEP PACE WITH THE LATEST TECHNOLOGICAL CHANGES BUT WE HAVE EXPERIENCED AND MAY IN THE FUTURE EXPERIENCE DELAYS IN COMPLETING DEVELOPMENT AND INTRODUCTION OF NEW SOFTWARE PRODUCTS

         The market for information appliance software is characterized by evolving industry standards, rapid technological change and frequent new product introductions and enhancements. Our technology enables network operators to deliver content and applications to information appliances over the Internet. Accordingly, our success will depend in large part upon our ability to adhere to and adapt our products to evolving Internet protocols and standards. Therefore, we will need to develop and introduce new products that meet changing customer requirements and emerging industry standards on a timely basis. In the past, we have experienced delays in completing the development and introduction of new software products. We may encounter such delays in the development and introduction of future products as well. In addition, we may:

     - Fail to design our current or future products to meet customer requirements;

     - Fail to develop and market products and services that respond to technological changes or evolving industry standards in a timely or cost-effective manner; and

     - Encounter products, capabilities or technologies developed by others that render our products and services obsolete or noncompetitive or that shorten the life cycles of our existing products and services.

OUR LIMITED ABILITY TO PROTECT OUR INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS MAY HARM OUR COMPETITIVENESS

         Our ability to compete and continue to provide technological innovation is substantially dependent upon internally developed technology. We rely primarily on a combination of trademark laws, copyright laws, trade secrets, confidentiality procedures and contractual provisions to protect our proprietary technology. In addition, we have 16 patent applications pending in the United States. Patents may not be issued from these or any future applications. Even if they are issued, these patents may not survive a legal challenge to their validity or provide significant protection for us.

         The steps we have taken to protect our proprietary rights may not be adequate to prevent misappropriation of our proprietary information. Further, we may not be able to detect unauthorized use of, or take appropriate steps to enforce, our intellectual property rights. Our competitors may also independently develop similar technology. In addition, the laws of many countries do not protect our proprietary rights to as great an extent as do the laws of the United States. Any failure by us to meaningfully protect our intellectual property could result in competitors offering products that incorporate our most technologically advanced features, which could seriously reduce demand for our products and services.

FAILURE TO MANAGE OUR GROWTH MAY SERIOUSLY HARM OUR ABILITY TO DELIVER PRODUCTS IN A TIMELY MANNER, FULFILL EXISTING CUSTOMER COMMITMENTS AND ATTRACT AND RETAIN NEW CUSTOMERS

         Our rapid growth has placed, and is expected to continue to place, a significant strain on our managerial, operational and financial resources, especially as more network operators and information appliance manufacturers incorporate our software into their products and services. This potential for rapid growth is particularly significant in light of the large customer bases of network operators and information appliance manufacturers and the frequent need to tailor our products and services to our customers' unique needs. To the extent we add several customers simultaneously or add customers whose product needs require extensive customization, we may need to significantly expand our operations. Moreover, we expect to significantly expand our domestic and international operations by, among other things, expanding the number of employees in professional services, research and development and sales and marketing.

         This additional growth will place a significant strain on our limited personnel, financial and other resources. Our future success will depend, in part, upon the ability of our senior management to manage growth effectively. This will require us to implement additional management information systems, to further develop our operating, administrative, financial and accounting systems and controls, to hire additional personnel, to develop additional levels of management within the corporation, to locate additional office in the United States and internationally and to maintain close coordination among our development, accounting, finance, sales and marketing, consulting services and customer service and support organizations. Failure to accomplish any of these requirements would seriously harm our ability to deliver products in a timely fashion, fulfill existing customer commitments and attract and retain new customers.

THE LOSS OF ANY OF OUR KEY PERSONNEL WOULD HARM OUR COMPETITIVENESS

         We believe that our success will depend on the continued employment of our senior management team and key technical personnel, none of whom, except Mitchell E. Kertzman, our President and Chief Executive Officer, has an employment agreement with us. If one or more members of our senior management team or key technical personnel were unable or unwilling to continue in their present positions, these individuals would be very difficult to replace and our ability to manage day-to-day operations, develop and deliver new technologies, attract and retain customers, attract and retain other employees and generate revenues, would be seriously harmed.

OUR PLANNED EXPANSION OF OUR INDIRECT DISTRIBUTION CHANNELS WILL BE EXPENSIVE AND MAY NOT SUCCEED

         To date, we have sold our products and services principally through our direct sales force. In the future, we intend to expand the number and reach of our indirect channel partners, primarily overseas, through distribution agreements similar to the one we have with Oracle. The development of these indirect channels will require the investment of significant company resources, which could seriously harm our business if our efforts do not generate significant revenues. Moreover, we may not be able to attract indirect channel partners that will be able to effectively market our products and services. The failure to recruit indirect channel partners that are able to successfully market our products and services could seriously hinder the growth of our business.

WE MAY NEED TO MAKE ACQUISITIONS IN ORDER TO REMAIN COMPETITIVE IN OUR MARKET, AND POTENTIAL FUTURE ACQUISITIONS COULD BE DIFFICULT TO INTEGRATE, DISRUPT OUR BUSINESS AND DILUTE STOCKHOLDER VALUE

         Although we have no current plans to do so, we may acquire other businesses in the future in order to remain competitive or to acquire new technologies. As a result of these acquisitions, we may need to integrate product lines, technologies, widely dispersed operations and distinct corporate cultures. The product lines or technologies of the acquired companies may need to be altered or redesigned in order to be made compatible with our software products or the software architecture of our customers. These integration efforts may not succeed or may distract our management from operating our existing business. Our failure to successfully manage future acquisitions could seriously harm our operating results. In addition, our stockholders would be diluted if we finance the acquisitions by incurring convertible debt or issuing equity securities.

DEMAND FOR OUR PRODUCTS AND SERVICES WILL NOT INCREASE IF THE INTERNET DOES NOT CONTINUE TO GROW AND IMPROVE

         Acceptance of our software platform depends substantially upon the widespread adoption of the Internet for commerce, communications and entertainment. As is typical in the case of an emerging industry characterized by rapidly changing technology, evolving industry standards and frequent new product and service introductions, demand for and acceptance of recently introduced Internet products and services are subject to a high level of uncertainty. In addition, critical issues concerning the commercial use of the Internet remain unresolved and may affect the growth of Internet use, especially in the consumer markets we target. The adoption of the Internet for commerce, communications and access to content and applications, particularly by those that have historically relied upon alternative means of commerce, communications and access to content and applications, generally requires understanding and acceptance of a new way of conducting business and exchanging information. Moreover, widespread application of the Internet outside of the United States will require reductions in the cost of Internet access to prices affordable to the average consumer.

         To the extent that the Internet continues to experience an increase in users, an increase in frequency of use or an increase in the amount of data transmitted by users, we cannot guarantee that the Internet infrastructure will be able to support the demands placed upon it. In addition, the Internet could lose its viability as a commercial medium due to delays in development or adoption of new standards or protocols required to handle increased levels of Internet activity, or due to increased government regulation. Changes in, or insufficient availability of, telecommunications or similar services to support the Internet could also result in slower response times and could adversely impact use of the Internet generally. If use of the Internet does not continue to grow or grows more slowly than expected, or if the Internet infrastructure, standards, protocols or complementary products, services or facilities do not effectively support any growth that may occur, demand for our products and services will decline significantly.

INCREASING GOVERNMENT REGULATION COULD CAUSE DEMAND FOR OUR PRODUCTS AND SERVICES TO DECLINE SIGNIFICANTLY

         We are subject not only to regulations applicable to businesses generally, but also laws and regulations directly applicable to the Internet. Although there are currently few such laws and regulations, state, federal and foreign governments may adopt a number of these laws and regulations governing any of the following issues:

     -    User privacy;

     -    Copyrights;

     -    Consumer protection;

     -    Taxation of e-commerce;

     -    The online distribution of specific material or content; and

     -    The characteristics and quality of online products and services.

         We do not engage in e-commerce, nor do we distribute content over the Internet. However, one or more states or the federal government could enact regulations aimed at companies, like us, which provide software that facilitates e-commerce and the distribution of content over the Internet. The likelihood of such regulation being enacted will increase as the Internet becomes more pervasive and extends to more of people's daily lives. Any such legislation or regulation could dampen the growth of the Internet and decrease its acceptance as a communications and commercial medium. If such a reduction in growth occurs, demand for our products and services will decline significantly.

WE EXPECT OUR OPERATIONS TO CONTINUE TO PRODUCE A NEGATIVE CASH FLOW; CONSEQUENTLY, IF WE CANNOT RAISE ADDITIONAL CAPITAL, WE MAY NOT BE ABLE TO FUND OUR CONTINUED OPERATIONS

         Since our inception, cash used in our operations has substantially exceeded cash received from our operations, and we expect this trend to continue for the foreseeable future. We expect that the net proceeds from our initial public offering and the private placement will be sufficient to meet our working capital and capital expenditure needs for at least the next twelve months. After that, we may need to raise additional funds, and we cannot be certain that we will be able to obtain additional financing on favorable terms, or at all. If we need additional capital and cannot raise it on acceptable terms, we may not be able to, among other things:

     -    Develop or enhance our products and services;

     -    Acquire complementary technologies, products or businesses;

     -    Open new offices, in the United States or internationally;

     -    Hire, train and retain employees; or

     -    Respond to competitive pressures or unanticipated requirements.

PROVISIONS OF OUR CORPORATE DOCUMENTS AND DELAWARE LAW COULD DETER TAKEOVERS AND PREVENT YOU FROM RECEIVING A PREMIUM FOR YOUR SHARES

         Provisions of our certificate of incorporation and bylaws as well as provisions of Delaware law, could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders.

WE ARE AT RISK OF SECURITIES CLASS ACTION LITIGATION DUE TO OUR EXPECTED STOCK PRICE VOLATILITY

         In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. This risk is especially acute for us because technology companies have experienced greater than average stock volatility in recent years and, as a result, have been subject to, on average, a greater number of securities class action claims than companies in other industries. Due to the potential volatility of our stock price, we may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources.

WE MAY INCUR NET LOSSES OR INCREASED NET LOSSES IF WE ARE REQUIRED TO RECORD A SIGNIFICANT ACCOUNTING EXPENSE RELATED TO THE ISSUANCE OF WARRANTS

         Under the terms of letter agreements with particular network operators entered into in April and May 1999, we agreed to issue warrants to purchase up to an aggregate of 2,299,996 shares of our common stock if these network operators satisfy commercial milestones. In the event the milestones are met, we will be required to record a significant non-cash accounting expense based upon the value of the warrants at the time the milestones are satisfied. If we are required to record non-cash accounting expenses related to these warrants, we could incur net losses or increased net losses for a given period and this could seriously harm our operating results and stock price. As of May 31, 1999, we had issued warrants to purchase up to 208,333 shares of our common stock to two network operators for satisfying commercial milestones. In connection with the issuance of these warrants, approximately $18,000 was recorded as a charge to operations during fiscal 1999.

PURCHASERS IN THE OFFERING WILL INCUR IMMEDIATE AND SUBSTANTIAL DILUTION

         The initial public offering price of our common stock is substantially higher than the book value per share of the outstanding common stock. Accordingly, if an investor purchases common stock in the initial public offering or this offering, the investor will experience immediate dilution of approximately $13.41 in the book value per share of the common stock from the price the investor pays for the common stock. To the extent that outstanding options or warrants to purchase our common stock are exercised, or options or warrants reserved for issuance are issued and exercised, each stockholder purchasing in the initial public offering or this offering will experience further substantial dilution.

OUR STOCK PRICE COULD BE AFFECTED BY SHARES BECOMING AVAILABLE FOR SALE IN THE FUTURE

         In the initial public offering, we sold only 6,250,000 shares of common stock, which represented approximately 15.2% of the total outstanding shares of our stock. Consequently, if new investors or our current stockholders sell substantial amounts of our common stock, including shares issued upon the exercise of outstanding options and warrants, in the public market following the initial public offering, the market price of our common stock could fall. The negative effect of such sales on our common stock market price could be more pronounced given the relatively small number of shares offered to the public in the initial public offering relative to the total number of shares of our common stock to be outstanding following the initial public offering. In addition, such sales could create the perception to the public of difficulties or problems with our products and services. As a result, these sales may make it more difficult us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

         Based on the shares outstanding as of May 31, 1999 and upon completion of the initial public offering and the private placement, we will have outstanding 41,080,613 shares of common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or warrants. In addition, options to purchase 7,000,906 shares of our common stock and warrants to purchase 208,333 shares of our common stock will remain outstanding upon the completion of the initial public offering and the private placement. All options and warrants outstanding upon the completion of the initial public offering and the private placement will have exercise prices below the offering price. The shares sold in the initial public offering are freely tradable. The remaining 34,830,613 outstanding shares, or approximately 84.8% of our stock, will become eligible for sale in the public market as follows:

NUMBER OF SHARES                            DATE
- -------------------------------------------------------------------------------
          --       At the date of the prospectus for our initial public offering
                   ("Prospectus")
      27,612,298   180 days after the date of this Prospectus, if the sales
                   meet certain restrictions under the federal securities laws
      1,196,187    More than 180 days after the date of this Prospectus but
                   before May 12, 2000, if the sales meet certain restrictions under the federal securities laws
      5,208,326    May 12, 2000, if the sales of shares purchased in our Series
                   E preferred stock financing meet certain restrictions under the federal securities laws
        813,802    One year after the date of this Prospectus, if the sales of shares purchased in our private placement meet certain
                   restrictions under the federal securities laws

The above table gives effect to certain lock-up arrangements with the underwriters under which our directors, officers and stockholders have agreed not to sell or otherwise dispose of their shares of common stock. The underwriters may remove these lock-up restrictions prior to 180 days after the initial public offering without prior notice.

                             REGISTERED STOCKHOLDER

         The Reoffer Prospectus relates to shares of Common Stock which have been acquired by David J. Roux (the "Registered Stockholder"). The Registered Stockholder acquired shares of Common Stock to be offered hereunder pursuant to the exercise of an option granted under the Network Computer, Inc. Stock Option Agreement with David Roux.

         The following table sets forth certain information with respect to the Registered Stockholder as of August 3, 1999:

                                                                     Number of        Number of         Number of
                                      Position with                Shares Owned      Shares to be      Shares Owned
Registered Stockholder                 the Company                Before Offering   Offered Hereby    After Offering
- ----------------------     -------------------------------------  ---------------   --------------    --------------
David J. Roux.........     Chairman of the Board of Directors         295,138           295,138              0

                              PLAN OF DISTRIBUTION

         The shares of Common Stock covered by this Reoffer Prospectus are being registered by the Company for the account of the Registered
Stockholder. The Company understands that none of such shares will be offered through underwriters.

         Shares of Common Stock covered by this Reoffer Prospectus may be offered and sold from time to time by the Registered Stockholder through brokers through the Nasdaq National Market System or otherwise, at the prices prevailing at the time of such sales. To the Company's knowledge, no specific brokers or dealers have been designated by the Registered Stockholder nor has any agreement been entered into in respect of brokerage commissions or for the exclusive or coordinated sale of any securities which may be offered pursuant to this Reoffer Prospectus. The Company will pay all expenses of preparing and reproducing this Reoffer Prospectus, but will not receive the proceeds from sales by the Registered Stockholder. Sales will be made at prices prevailing at the time of such sales.

         The Company will not receive any of the proceeds from the offering hereunder. All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses incurred by the Registered Stockholder will be borne by such Registered Stockholder.

                       DOCUMENTS INCORPORATED BY REFERENCE

         Liberate Technologies ("Liberate" or the "Company") hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the "SEC"):

     (a) The Company's prospectus filed with the SEC pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the "1933 Act"), in connection with the Registration Statement No. 333-78781 on Form S-1 filed with the SEC on May 19, 1999, together with any and all amendments thereto, in which there is set forth audited financial statements for the Company's fiscal years ended May 31, 1998 and 1999; and

     (b) The Company's Registration Statement No. 000-26565 on Form 8-A filed with the SEC on July 1, 1999, together with all amendments thereto, pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "1934 Act") in which there is described the terms, rights and provisions applicable to the Company's outstanding Common Stock.

         All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

                                 INDEMNIFICATION

         Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the 1933 Act. Article VI,
Section 6.1, of the Company's Bylaws provides for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. The Company's Fifth Amended and Restated Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty as directors to the Company and its stockholders. This provision in the Fifth Amended and Restated Certificate of Incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The Company has entered into Indemnification Agreements with its officers and directors. The Indemnification Agreements provide the Company's officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law. The Company maintains liability insurance for its directors and officers.

                                  EXHIBIT INDEX

Exhibit Number        Exhibit
- --------------        -------
      4               Instrument Defining Rights of Stockholders. Reference is
                      made to Company's Registration Statement No. 000-26565 on
                      Form 8-A, together with all amendments thereto, which is
                      incorporated herein by reference pursuant to Item 3(b) of
                      this Registration Statement.

      5               Opinion and consent of Gunderson Dettmer Stough Villeneuve
                      Franklin & Hachigian, LLP.

    23.1              Consent of Arthur Andersen LLP, Independent Public Accountants.

    23.2              Consent of Gunderson Dettmer Stough Villeneuve Franklin &
                      Hachigian, LLP is contained in Exhibit 5.

     24 Power of Attorney. Reference is made to page II-3 of this Registration Statement.

    99.1              Network Computer, Inc. Stock Option Agreement with David Roux